PROPOSAL

OPTIMAL
PAYMENTS


MOBILE COMMERCE HAS ARRIVED
IS YOUR ECOMMERCE SITE MOBETIZED?

Alligato

MONETIZING THE MOBILE EXPERIENCE

Unlimited flexibility • Unmatched performance • Unleash your productivity • MOBETIZE from ALLIGATO

Section 1

Executive Summary

This is a proposal from Alligato, Inc. (Alligato) to address Optimal Payments' need to implement a mobile payment strategy for Loto Quebec.

Alligato has developed a proprietary leading mobile web and commerce solution, built on a carrier grade, best of breed Java based architecture, and combined it with best practices for the delivery of mobile commerce transactions and mobile value added services (MVAS).

Together, these elements will ensure success and provide the foundation for rapid migration to a full production environment for Optimal Payments and their clients.

Please note this proposal is for use by Optimal Payments and Alligato only. This proposal provides Optimal Payments with a license of the Mobetize platform to implement unlimited merchants for their mobile commerce integration strategy. This proposal also includes a cost estimate specific to only the Loto Quebec professional services deliverables as per their requirements document delivered to Alligato on June 17, 2011 titled:

"OPTIMAL PAYMENTS HIGH LEVEL REQUIREMENTS FOR INTEGRATION OF PFE-MOBILE PLATFORM"

To satisfy Loto Quebec's platform requirements, we are proposing the latest version of the Alligato Mobetize™ platform. This solution is a product of years of intensive focus on the need for a comprehensive and fully integrated platform agnostic mobile web and commerce solution for merchants and brands. The superior design and implementation of the Mobetize platform consists of several feature-rich modules and a number of innovative functions, which have increased the flexibility of this powerful monetization tool - giving Optimal Payments the ability to implement the platform for Loto Quebec and enhancing its competitive edge. Loto Quebec and Optimal Payments shall also increase their respective market share by implementing enhanced strategies via the mobile commerce marketing and conversion channel.

Section 2

Corporate and Product Overview

The principals of Alligato have been in the telecommunications billing and payments industry since 1992 building OSS/BSS and network technologies for leading telecom companies such as Sprint and AT&T. At the peak of traditional telecom operator billing and payments era, the team worked extensively on the leading NA platform which combined 1300 Carriers and processed $500M in payments, clearing and settlements annually.

Alligato principals saw an opportunity in the shift of traditional PC web commerce to mobile and recognizing the latest statistics that data traffic from mobile devices shall surpass PC web traffic and mobile devices globally are 5X greater than PC penetration, focused its IP and resources on being a leading supplier of mobile web and commerce technologies that enables brands to "future proof" their mobile strategy for the monetization of digital and physical goods via any mobile device. The Alligato solution can be licensed or run in a cloud computing SaaS model.

Alligato, is headquartered in downtown Vancouver, B.C. Alligato, is focused on providing leading edge solutions in the payments industry focused on applications relating to monetization of mobile commerce opportunities.

Responding to the need for a non-fragmented open systems solution to simplify the complexities of mobile commerce, Alligato drew on its extensive background in all facets of information system

design and implementation to develop Mobetize™ which is truly open, flexible and scalable with a proven track record in carrier and financial grade billing and payments technologies to processors of any size and capacity.

Alligato's *long-term* objective is to develop a portfolio of services, products and solutions that will address the shift of traditional ecommerce to mobile commerce.

The implementation team dedicated to the Loto Quebec project is identified as follows:

Implementation Team

Alligato is providing an implementation team of skilled, experienced professionals, backed up by solid knowledge in wireless, payments, billing and software development best practices. The Alligato individuals and their roles related to Loto Quebec project are as follows:

Project Manager
The Project Manager duties are:
- Initial business flow analysis;
- Project manage and coordinate activities between OPTIMAL and ALLIGATO;
- Schedule regular meetings; and
- Monitor milestones.

User Requirements Engineer/Business Analyst
The User Requirements Engineer duties are:
- Definition of customization requirements;
- Documentation of all customization; and
- Bill statement designs.
- Deliver user and system training to administrators and end users; and
- Development and delivery of all custom training material

QA Testing/Usability and Support Engineer
QA & Support Engineer duties are:
- Definition of Testing Plans
- Documentation and support of all testing results

Implementation Engineers
The Implementation Engineers duties are:
- File server and network setup;
- Database and Mobetize™ software installation;
- Co-ordination of product development or customization with R&D group; and
- Refine all customization requirements.

Platform Software Engineers and Solution Architecture (Java architecture)
The Software Engineers duties are:
- Implement required customizations;
- Optimal API definition and integration

Section 3

Pricing

Background

As per our discussions with the Optimal and Loto Quebec team, this proposal addresses Phase 1 of the overall Loto Quebec requirements. (Credit Card load to My Account only)

The "PFE Mobile" project consists of developing a new mobile application allowing players not only to buy their sport betting selections but also to manage their Espacejeux account using their mobile phones. Please note that the present document address only the requirements related to the account management from mobile phones as per the existing Optimal Checkout API.

In order to manage their accounts from a mobile phone, the players should have access through a new Mobile Web site with the following functionality:

- Deposit funds via credit card (including secure storage of credit cards for subsequent payments, "3DSecure" (Verified by Visa and Mastercard SecureCode support);

Pricing Structure

MOBETIZE™ Licensed solution

Please note this pricing is provided for the implementation of a licensed Mobetize platform that is hosted in the Optimal Payments infrastructure as a white label solution for Optimal Payments' clients

Product Description	Qty	Unit Price	Extended Price
Mobetize One Time License Fee	1	45,000	45,000
Total		45,000	45,000

MOBETIZE™ Installation

With any software, a proper installation procedure is key to a successful project. The installation includes:

- Mobetize software installation and configuration;
- Development and Staging environment Setup

Product Description	Qty	Unit Price	Extended Price
Mobetize installation and system administration services:	3	800	2,400
Total	3	800	2,400

MOBETIZE™ Professional Services

The following is an outline of an ***estimate*** for professional services. Alligato will invoice based on actual time spent on the project. The professional services charges are for the implementation of Loto Quebec as per the jointly reviewed business requirements.

Product Description	Qty	Unit Price/Day	Extended Price
Project Management & business/system requirements analysis	10	800	8,000
QA/Testing	20	800	16,000
Program customization	20	800	16,000
Total	50		40,000

Custom Solution Architecture & Design

Understanding how the database functions in conjunction with the operating system and full integration of the Mobetize platform to the Optimal platform is key to system stability.

Product Description	Qty	Unit Price	Ext. Price
Custom Solution Architecture and design	10	800	8,000
Total	10		5,000

Cost Summary

Required Items (One Time):,

Item No.	Summary DesUniservelotion	Summary Price
1	Mobetize License Fee	45,000
2	Mobetize Installation Development and Staging	2,400
3	Professional Services	40,000
4	Custom Solution Architecture	8,000
	Total Cost of Project	95,400

Payment Processing Rates

Product DesUniservepbon	Rates
Per Transaction Fee to Alligato	0.175
Per Transaction Rate to Alligato	0.25%

MOBETIZE™ License Quarterly Maintenance Fee

Product DesUniservelption	Rates
Annual Maintenance Fee	3,187.50

Cost Summary Notes

1. All applicable taxes are extra.
2. Payment Schedule:

License Fee:

i) 50% due upon Contract Signing
ii) 50% due upon Go-live

Maintenance Fee:

iii) 1st quarterly payment due upon Go-live and shall be invoiced every quarter following
iv) Alligato and Optimal shall finalize the Maintenance Agreement to meet the existing Loto Quebec SLA requirements. This Agreement shall form an addendum to this document.
v) The Maintenance Fee is for the white label license of the Mobetize solution. This Fee covers support for the solution and all Optimal Payments clients using the Mobetize platform as a part of the standard support services.
vi) Any client of Optimal Payments requiring enhanced levels of support shall be reviewed on a client by client basis to make modifications to support levels and associated pricing.

Professional Services:

vii) 25% due upon contract signing
viii) 50% due upon Go-live
ix) Final 25% due 30 days after go-live

License Fee:

x) As per standard Optimal Payments payout schedule

Assumptions

We have made the following assumptions:

- All prices are in $CAD

By signing this document, this proposal shall serve as a binding contract between both parties.

AJAY HANS
Alligato, Inc.

[signature]
Signing Authority

Aug 11 - 2011
Date

Optimal Payments

DANNY CHAZONOFF

[signature]
Signing Authority

AUG 11th, 2011
Date